EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 14, 2022

INTERWEST PARTNERS VIII, LP

By:	/s/ Gilbert H. Kliman	By:	InterWest Management Partners VIII, LLC
Name:	Gilbert H. Kliman		its General Partner

		By:	/s/ Gilbert H. Kliman

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ Gilbert H. Kliman
Managing Director